EXHIBIT 13.2
Condensed consolidated statement of income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, except per share amounts)	2025	2024	2025	2024

Revenues
Canadian Natural Gas Pipelines	1,478	1,395	4,304	4,196
U.S. Natural Gas Pipelines	1,637	1,503	5,199	4,643
Mexico Natural Gas Pipelines	426	218	1,012	649
Power and Energy Solutions	161	242	544	706
Corporate	2	—	12	—
	3,704	3,358	11,071	10,194
Income (Loss) from Equity Investments	345	444	980	1,108
Operating and Other Expenses
Plant operating costs and other	1,151	1,109	3,343	3,212
Commodity purchases resold	54	47	153	135
Property taxes	215	207	657	613
Depreciation and amortization	701	628	2,050	1,896
	2,121	1,991	6,203	5,856
Net Gain (Loss) on Sale of Assets	—	572	—	620
Financial Charges
Interest expense	847	777	2,534	2,340
Allowance for funds used during construction	(55)	(210)	(417)	(551)
Foreign exchange (gains) losses, net	(30)	38	(142)	78
Interest income and other	(47)	(61)	(147)	(204)
	715	544	1,828	1,663
Income (Loss) from Continuing Operations before Income Taxes	1,213	1,839	4,020	4,403
Income Tax Expense (Recovery) from Continuing Operations
Current	118	207	224	319
Deferred	127	100	651	380
	245	307	875	699
Net Income (Loss) from Continuing Operations	968	1,532	3,145	3,704
Net Income (Loss) from Discontinued Operations, Net of Tax	(204)	119	(233)	493
Net Income (Loss)	764	1,651	2,912	4,197
Net income (loss) attributable to non-controlling interests	127	168	408	498
Net Income (Loss) Attributable to Controlling Interests	637	1,483	2,504	3,699
Preferred share dividends	28	26	84	76
Net Income (Loss) Attributable to Common Shares	609	1,457	2,420	3,623

Amounts Attributable to Common Shares
Net income (loss) from continuing operations	968	1,532	3,145	3,704
Net income (loss) attributable to non-controlling interests	127	168	408	498
Net income (loss) attributable to controlling interests from continuing operations	841	1,364	2,737	3,206
Preferred share dividends	28	26	84	76
Net income (loss) attributable to common shares from continuing operations	813	1,338	2,653	3,130
Net income (loss) from discontinued operations, net of tax	(204)	119	(233)	493
Net Income (Loss) Attributable to Common Shares	609	1,457	2,420	3,623

Net Income (Loss) per Common Share - Basic and Diluted
Continuing operations	$0.78	$1.29	$2.55	$3.02
Discontinued operations	($0.20)	$0.11	($0.22)	$0.47
	$0.58	$1.40	$2.33	$3.49
Weighted Average Number of Common Shares (millions)
Basic	1,040	1,038	1,040	1,038
Diluted	1,040	1,038	1,040	1,038
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Third Quarter 2025 | 49

Condensed consolidated statement of comprehensive income

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Net Income (Loss)	764	1,651	2,912	4,197
Other Comprehensive Income (Loss), Net of Income Taxes
Foreign currency translation gains and losses on net investment in foreign operations	431	(240)	(659)	457
Reclassification of foreign currency translation (gains) losses on net investment on disposal of foreign operations	—	(25)	—	(25)
Change in fair value of net investment hedges	—	1	1	(11)
Change in fair value of cash flow hedges	24	5	(16)	33
Reclassification to net income of (gains) losses on cash flow hedges	(21)	(6)	17	(8)
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	—	—	1	—
Other comprehensive income (loss) on equity investments	(10)	(8)	(26)	56
	424	(273)	(682)	502
Comprehensive Income (Loss)	1,188	1,378	2,230	4,699
Comprehensive income (loss) attributable to non-controlling interests	362	43	56	739
Comprehensive Income (Loss) Attributable to Controlling Interests	826	1,335	2,174	3,960
Preferred share dividends	28	26	84	76
Comprehensive Income (Loss) Attributable to Common Shares	798	1,309	2,090	3,884
See accompanying Notes to the Condensed consolidated financial statements.
50 | TC Energy Third Quarter 2025

Condensed consolidated statement of cash flows

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Cash Generated from Operations
Net income (loss)	764	1,651	2,912	4,197
Depreciation and amortization	701	713	2,050	2,149
Goodwill and asset impairment charges and other	—	21	—	21
Deferred income taxes	135	165	659	397
(Income) loss from equity investments	(345)	(461)	(980)	(1,158)
Distributions received from operating activities of equity investments	339	362	1,091	1,343
Employee post-retirement benefits funding, net of expense	1	3	3	11
Net (gain) loss on sale of assets	—	(572)	—	(620)
Equity allowance for funds used during construction	(46)	(139)	(291)	(359)
Unrealized (gains) losses on financial instruments	131	(78)	(133)	46
Expected credit loss provision	(14)	4	88	(19)
Foreign exchange (gains) losses, net – intercompany loan	(76)	29	94	(53)
Other	200	14	210	(30)
(Increase) decrease in operating working capital	130	203	(251)	(313)
Net cash provided by operations	1,920	1,915	5,452	5,612
Investing Activities
Capital expenditures	(1,255)	(1,756)	(3,924)	(4,668)
Capital projects in development	(2)	(8)	(12)	(41)
Contributions to equity investments	(249)	(345)	(758)	(888)
Other distributions from equity investments	—	509	5	539
Proceeds from sale of assets, net of transaction costs	—	743	—	791
Deferred amounts and other	(87)	2	(126)	(126)
Net cash (used in) provided by investing activities	(1,593)	(855)	(4,815)	(4,393)
Financing Activities
Notes payable issued (repaid), net	(59)	(1,137)	2,037	421
Long-term debt issued, net of issue costs	831	7,428	3,252	8,089
Long-term debt repaid	(805)	—	(4,029)	(1,662)
Junior subordinated notes issued, net of issue costs	989	1,465	2,043	1,465
Dividends on common shares	(885)	(996)	(2,623)	(2,957)
Dividends on preferred shares	(29)	(26)	(85)	(73)
Common shares issued, net of issue costs	37	21	87	21
Disposition of equity interest, net of transaction costs	—	(7)	—	419
Contributions from non-controlling interests	—	11	—	16
Distributions to non-controlling interests and other	(111)	(303)	(414)	(669)
Cash received from factoring arrangement (Note 13)	101	—	101	—
Net cash (used in) provided by financing activities	69	6,456	369	5,070
Effect of Foreign Exchange Rate Changes on Cash and Cash Equivalents	(16)	(36)	(5)	21
Increase (Decrease) in Cash and Cash Equivalents, Including Cash Balances Classified as Assets Held for Sale	380	7,480	1,001	6,310
Cash balances classified as assets held for sale	—	34	—	—
Increase (Decrease) in Cash and Cash Equivalents	380	7,514	1,001	6,310
Cash and Cash Equivalents - Beginning of period	1,422	2,474	801	3,678
Cash and Cash Equivalents - End of period	1,802	9,988	1,802	9,988
Includes continuing and discontinued operations. Refer to Note 3, Discontinued operations, for additional information.
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Third Quarter 2025 | 51

Condensed consolidated balance sheet

(unaudited - millions of Canadian $)		September 30, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents		1,802	801
Accounts receivable		2,474	2,611
Inventories		837	747
Other current assets		2,382	1,339
Current assets of discontinued operations		283	235
		7,778	5,733
Plant, Property and Equipment	net of accumulated depreciation of $36,551 and $35,397, respectively	71,233	77,501
Net Investment in Leases		8,235	2,477
Equity Investments		11,149	10,636
Restricted Investments		3,469	2,998
Regulatory Assets		2,906	2,682
Goodwill		13,222	13,670
Other Long-Term Assets		2,239	2,410
Long-Term Assets of Discontinued Operations		3	136
		120,234	118,243
LIABILITIES
Current Liabilities
Notes payable		2,390	387
Accounts payable and other		4,887	5,297
Dividends payable		901	874
Accrued interest		831	828
Current portion of long-term debt		2,870	2,955
Current liabilities of discontinued operations		420	170
		12,299	10,511
Regulatory Liabilities		5,767	5,303
Other Long-Term Liabilities		950	1,051
Deferred Income Tax Liabilities		7,540	6,884
Long-Term Debt		44,364	44,976
Junior Subordinated Notes		11,738	11,048
Long-Term Liabilities of Discontinued Operations		—	110
		82,658	79,883
EQUITY
Common shares, no par value		30,199	30,101
Issued and outstanding:	September 30, 2025 – 1,041 million shares December 31, 2024 – 1,039 million shares
Preferred shares		2,499	2,499
Accumulated deficit		(6,026)	(5,241)
Accumulated other comprehensive income (loss)		793	233
Controlling Interests		27,465	27,592
Non-Controlling Interests		10,111	10,768
		37,576	38,360
		120,234	118,243
Commitments, Contingencies and Guarantees (Note 14)
Variable Interest Entities (Note 15)
See accompanying Notes to the Condensed consolidated financial statements.
52 | TC Energy Third Quarter 2025

Condensed consolidated statement of equity

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Common Shares
Balance at beginning of period	30,158	30,002	30,101	30,002
Shares issued:
Exercise of stock options	41	23	98	23
Balance at end of period	30,199	30,025	30,199	30,025
Preferred Shares
Balance at beginning and end of period	2,499	2,499	2,499	2,499
Additional Paid-In Capital
Balance at beginning of period	—	—	—	—
Exercise and forfeitures of stock options	(3)	—	(7)	4
Disposition of equity interests, net of transaction costs	(5)	—	(5)	(22)
Reclassification of additional paid-in capital deficit to accumulated deficit	8	—	12	18
Balance at end of period	—	—	—	—
Accumulated Deficit
Balance at beginning of period	(5,741)	(2,839)	(5,241)	(2,997)
Net income (loss) attributable to controlling interests	637	1,483	2,504	3,699
Common share dividends	(885)	(996)	(2,653)	(2,988)
Preferred share dividends	(29)	(26)	(82)	(74)
Spinoff of Liquids Pipelines business	—	—	(542)	—
Reclassification of additional paid-in capital deficit to accumulated deficit	(8)	—	(12)	(18)
Balance at end of period	(6,026)	(2,378)	(6,026)	(2,378)
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	604	458	233	49
Other comprehensive income (loss) attributable to controlling interests	189	(148)	(330)	282
Impact of non-controlling interest	—	—	348	(21)
Spinoff of Liquids Pipelines business	—	—	542	—
Balance at end of period	793	310	793	310
Equity Attributable to Controlling Interests	27,465	30,456	27,465	30,456
Equity Attributable to Non-Controlling Interests
Balance at beginning of period	9,860	10,374	10,768	9,455
Net income (loss) attributable to non-controlling interests	127	168	408	498
Other comprehensive income (loss) attributable to non-controlling interests	235	(125)	(352)	241
Disposition of equity interests	—	(104)	(348)	478
Contributions from non-controlling interests	—	11	—	16
Distributions declared to non-controlling interests	(111)	(303)	(365)	(667)
Balance at end of period	10,111	10,021	10,111	10,021
Total Equity	37,576	40,477	37,576	40,477
See accompanying Notes to the Condensed consolidated financial statements.
TC Energy Third Quarter 2025 | 53

Notes to Condensed consolidated financial statements
(unaudited)
1. BASIS OF PRESENTATION
These Condensed consolidated financial statements of TC Energy Corporation (TC Energy or the Company) have been prepared by management in accordance with U.S. GAAP. The accounting policies applied are consistent with those outlined in TC Energy’s annual audited Consolidated financial statements for the year ended December 31, 2024, except as described in Note 2, Accounting changes. Capitalized and abbreviated terms that are used but not otherwise defined herein are identified in TC Energy’s 2024 Annual Report.
These Condensed consolidated financial statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods. These Condensed consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2024 audited Consolidated financial statements included in TC Energy’s 2024 Annual Report. Certain comparative figures have been adjusted to reflect the current period's presentation.
On October 1, 2024, TC Energy completed the spinoff of its Liquids Pipelines business into the new public company, South Bow Corporation (South Bow) (the Spinoff Transaction). The historical results of the Liquids Pipelines business are presented as discontinued operations and have been excluded from continuing operations and segment disclosures for all periods presented. The Notes to the Condensed consolidated financial statements reflect continuing operations only, unless otherwise indicated. Prior to the spinoff, the operations of the Liquids Pipelines business were materially reported as the Company's Liquids Pipelines segment. Refer to Note 3, Discontinued operations for additional information.
Earnings for interim periods may not be indicative of results for the fiscal year in certain of the Company’s segments primarily due to:
•Natural gas pipelines segments – the timing of regulatory decisions and negotiated rate case settlements as well as seasonal fluctuations in short-term throughput volumes on U.S. pipelines and marketing activities
•Power and Energy Solutions – the impacts of seasonal weather conditions on customer demand, market supply and prices of natural gas and power as well as maintenance outages in certain of the Company’s investments in electrical power generation plants and Canadian non-regulated natural gas storage facilities and marketing activities.
In addition to the factors mentioned above, revenues and segmented earnings are impacted by fluctuations in foreign exchange rates, mainly related to the Company's U.S. dollar-denominated operations and Mexican peso-denominated exposure.
Out-of-Period Adjustments
During second quarter 2025, the Company recorded out-of-period adjustments to reclassify a pro rata portion of its net investment hedge losses recorded in Accumulated other comprehensive income (loss) (AOCI).
The adjustments included (i) a reclassification of net investment hedge losses of $348 million from AOCI to Non-controlling interests (NCI) related to the sale of 40 per cent of Columbia Gas and Columbia Gulf on October 4, 2023, which was presented as Impact of non-controlling interest and Disposition of equity interests, respectively, in the Condensed consolidated statement of equity; and (ii) a reclassification of net investment hedge losses of $542 million related to the spinoff of the Company's Liquids Pipelines business that occurred on October 1, 2024 from AOCI to Accumulated deficit.
The Company determined that the impact of these out-of-period adjustments was not material, individually or in the aggregate, to any previously reported quarterly or annual financial statements and was not material to the Company's Condensed consolidated financial statements.
54 | TC Energy Third Quarter 2025

Use of Estimates and Judgments
In preparing these Condensed consolidated financial statements, TC Energy is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Condensed consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies included in the annual audited Consolidated financial statements for the year ended December 31, 2024, except as described in Note 2, Accounting changes.
During second quarter 2025, the Company completed the Southeast Gateway pipeline and recognized a net investment in sales-type lease asset. As part of this process, the Company was required to estimate the fair value of the asset. The fair value measurement involved significant judgments. Refer to Note 13, TGNH strategic alliance, for additional information.

TC Energy Third Quarter 2025 | 55

2. ACCOUNTING CHANGES
Changes in Accounting Policies for 2025
Income Taxes
In December 2023, the FASB issued new guidance to enhance the transparency and usefulness of income tax disclosures through improvements to the rate reconciliation and income taxes paid information. The new guidance requires entities to disclose specific categories in the rate reconciliation and sets specific disaggregation requirements for reconciling items that meet certain thresholds. Additionally, entities are required to disclose disaggregated information on income taxes paid, income from continuing operations before tax and income tax expense from continuing operations. This new guidance is effective for the annual period beginning January 1, 2025. The guidance is applied prospectively with retrospective application permitted. The Company will reflect the new standard in income tax disclosures in the annual audited Consolidated financial statements for the year ended December 31, 2025 on a retrospective basis.
Future Accounting Changes
Disaggregation of Income Statement Expenses
In November 2024, the FASB issued new guidance requiring additional disclosure on the nature of expenses included in the income statement. The new standard requires disclosures about specific types of expenses included in the expense captions presented on the face of the income statement as well as disclosures about selling expenses. The new guidance is effective for annual periods beginning January 1, 2027 and interim periods beginning January 1, 2028. Early adoption is permitted. The guidance is applied prospectively with retrospective application permitted. The Company is currently assessing the impact of the standard on the Company's financial statements.
Internal-Use Software
In September 2025, the FASB issued updated guidance for accounting for internal-use software costs. The updated guidance removes references to project development stages and outlines revised guidance for when capitalization begins for     internal-use software costs. The guidance is effective for annual and interim periods beginning January 1, 2028. Early adoption is permitted as of the beginning of an annual reporting period. The guidance can be applied prospectively, retrospectively, or with a modified transition approach. The Company is currently assessing the impact of the standard on the Company's financial statements.
56 | TC Energy Third Quarter 2025

3. DISCONTINUED OPERATIONS
Spinoff of Liquids Pipelines Business
Presentation of Discontinued Operations
Upon completion of the Spinoff Transaction on October 1, 2024, the Liquids Pipelines business was accounted for as a discontinued operation. The Company's presentation of discontinued operations includes revenues and expenses directly attributable to the Liquids Pipelines business.
Income from Discontinued Operations

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Revenues	—	725	—	2,217
Income (Loss) from Equity Investments	—	17	—	50
Operating and Other Expenses
Plant operating costs and other	210	237	210	697
Commodity purchases resold	—	135	—	387
Property taxes	—	28	—	84
Depreciation and amortization	—	85	—	253
Asset impairment charge	—	21	29	21
	210	506	239	1,442
Segmented Earnings (Losses) from Discontinued Operations	(210)	236	(239)	825
Financial Charges
Interest expense	—	101	—	218
Interest income and other	(14)	(28)	(14)	(31)
	(14)	73	(14)	187
Income (Loss) from Discontinued Operations before Income Taxes	(196)	163	(225)	638
Income tax expense (recovery)	8	44	8	145
Net Income (Loss) from Discontinued Operations, Net of Tax	(204)	119	(233)	493
Assets and Liabilities of Discontinued Operations

(unaudited - millions of Canadian $)	September 30, 2025	December 31, 2024

ASSETS
Current Assets
Other current assets	283	235
	283	235
Other Long-Term Assets	3	136
	286	371
LIABILITIES
Current Liabilities
Accounts payable and other	420	170
	420	170
Other Long-Term Liabilities	—	110
	420	280
TC Energy Third Quarter 2025 | 57

Cash Flows from Discontinued Operations

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Net cash provided by (used in) operations	12	534	(41)	724
Net cash provided by (used in) investing activities	—	(81)	24	(89)
Separation Agreement
As part of the October 1, 2024 Spinoff Transaction, TC Energy and South Bow executed a series of agreements, including the Separation Agreement, which specified the separation of assets and liabilities between TC Energy and South Bow, and indemnified South Bow for 86 per cent of certain net liabilities and costs subject to a maximum liability to South Bow of $30 million in aggregate for the indemnified matters.
In September 2025, TC Energy reached an agreement with South Bow with respect to liabilities TC Energy indemnified South Bow for under the Separation Agreement, releasing the Company from those liabilities. Inclusive of the recognition of the settlement, the net loss from discontinued operations, net of tax was $204 million for the three months ended September 30, 2025.
In June 2025, TC Energy received $24 million related to certain recoveries under the Separation Agreement with South Bow. At this time, the Company also revised its estimated share of future recoveries, resulting in a $29 million impairment charge, which has been included in Net income (loss) from discontinued operations, net of tax in the Condensed consolidated statement of income.
58 | TC Energy Third Quarter 2025

4. SEGMENTED INFORMATION

three months ended September 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	1,478	1,637	426	161	2	3,704
Intersegment revenues[2]	—	23	—	—	(23)	—
	1,478	1,660	426	161	(21)	3,704
Income (loss) from equity investments	29	66	29	221	—	345
Operating costs[2]	(594)	(656)	(25)	(163)	18	(1,420)
Depreciation and amortization	(380)	(269)	(23)	(29)	—	(701)
Segmented Earnings (Losses)	533	801	407	190	(3)	1,928
Interest expense						(847)
Allowance for funds used during construction						55
Foreign exchange gains (losses), net						30
Interest income and other						47
Income (Loss) from Continuing Operations before Income Taxes						1,213
Income tax (expense) recovery from continuing operations						(245)
Net Income (Loss) from Continuing Operations						968
Net Income (Loss) from Discontinued Operations, Net of Tax						(204)
Net Income (Loss)						764
Net (income) loss attributable to non-controlling interests						(127)
Net Income (Loss) Attributable to Controlling Interests						637
Preferred share dividends						(28)
Net Income (Loss) Attributable to Common Shares						609

Capital Spending[3]
Capital expenditures	304	854	81	10	6	1,255
Capital projects in development	—	—	—	2	—	2
Contributions to equity investments	—	36	—	213	—	249
	304	890	81	225	6	1,506
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3    Included in Investing activities in the Condensed consolidated statement of cash flows.

TC Energy Third Quarter 2025 | 59

three months ended September 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]		Total

Revenues	1,395	1,503	218	242	—		3,358
Intersegment revenues[2]	—	24	—	—	(24)		—
	1,395	1,527	218	242	(24)		3,358
Income (loss) from equity investments	7	68	79	290	—		444
Operating costs[2]	(557)	(606)	(37)	(156)	(7)	[3]	(1,363)
Depreciation and amortization	(350)	(231)	(23)	(22)	(2)	[3]	(628)
Other segmented items	—	572	—	—	—		572
Segmented Earnings (Losses)	495	1,330	237	354	(33)		2,383
Interest expense							(777)
Allowance for funds used during construction							210
Foreign exchange gains (losses), net							(38)
Interest income and other							61
Income (Loss) from Continuing Operations before Income Taxes							1,839
Income tax (expense) recovery from continuing operations							(307)
Net Income (Loss) from Continuing Operations							1,532
Net Income (Loss) from Discontinued Operations, Net of Tax							119
Net Income (Loss)							1,651
Net (income) loss attributable to non-controlling interests							(168)
Net Income (Loss) Attributable to Controlling Interests							1,483
Preferred share dividends							(26)
Net Income (Loss) Attributable to Common Shares							1,457

Capital Spending[4]
Capital expenditures	294	757	580	7	35		1,673
Capital projects in development	—	(1)	—	9	—		8
Contributions to equity investments	173	—	—	172	—		345
	467	756	580	188	35		2,026
Discontinued operations							83
							2,109
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Includes shared costs and depreciation previously allocated to the Liquids Pipelines segment.
4    Included in Investing activities in the Condensed consolidated statement of cash flows.
60 | TC Energy Third Quarter 2025

nine months ended September 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]	Total

Revenues	4,304	5,199	1,012	544	12	11,071
Intersegment revenues[2]	—	74	—	50	(124)	—
	4,304	5,273	1,012	594	(112)	11,071
Income (loss) from equity investments	97	217	60	606	—	980
Operating costs[2]	(1,675)	(1,906)	(191)	(478)	97	(4,153)
Depreciation and amortization	(1,126)	(767)	(72)	(85)	—	(2,050)
Segmented Earnings (Losses)	1,600	2,817	809	637	(15)	5,848
Interest expense						(2,534)
Allowance for funds used during construction						417
Foreign exchange gains (losses), net						142
Interest income and other						147
Income (Loss) from Continuing Operations before Income Taxes						4,020
Income tax (expense) recovery from continuing operations						(875)
Net Income (Loss) from Continuing Operations						3,145
Net Income (Loss) from Discontinued Operations, Net of Tax						(233)
Net Income (Loss)						2,912
Net (income) loss attributable to non-controlling interests						(408)
Net Income (Loss) Attributable to Controlling Interests						2,504
Preferred share dividends						(84)
Net Income (Loss) Attributable to Common Shares						2,420

Capital Spending[3]
Capital expenditures	1,052	2,308	501	46	17	3,924
Capital projects in development	—	—	—	12	—	12
Contributions to equity investments	—	141	—	617	—	758
	1,052	2,449	501	675	17	4,694
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3    Included in Investing activities in the Condensed consolidated statement of cash flows.

TC Energy Third Quarter 2025 | 61

nine months ended September 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions
(unaudited - millions of Canadian $)					Corporate[1]		Total

Revenues	4,196	4,643	649	706	—		10,194
Intersegment revenues[2]	—	74	—	49	(123)		—
	4,196	4,717	649	755	(123)		10,194
Income (loss) from equity investments	18	260	209	621	—		1,108
Operating costs[2]	(1,677)	(1,742)	(74)	(475)	8	[3]	(3,960)
Depreciation and amortization	(1,037)	(710)	(69)	(75)	(5)	[3]	(1,896)
Other segmented items	10	610	—	—	—		620
Segmented Earnings (Losses)	1,510	3,135	715	826	(120)		6,066
Interest expense							(2,340)
Allowance for funds used during construction							551
Foreign exchange gains (losses), net							(78)
Interest income and other							204
Income (Loss) from Continuing Operations before Income Taxes							4,403
Income tax (expense) recovery from continuing operations							(699)
Net Income (Loss) from Continuing Operations							3,704
Net Income (Loss) from Discontinued Operations, Net of Tax							493
Net Income (Loss)							4,197
Net (income) loss attributable to non-controlling interests							(498)
Net Income (Loss) Attributable to Controlling Interests							3,699
Preferred share dividends							(76)
Net Income (Loss) Attributable to Common Shares							3,623

Capital Spending[4]
Capital expenditures	874	1,794	1,800	35	38		4,541
Capital projects in development	—	—	—	41	—		41
Contributions to equity investments	350	—	—	538	—		888
	1,224	1,794	1,800	614	38		5,470
Discontinued operations							127
							5,597
1Includes intersegment eliminations.
2The Company records intersegment sales at contracted rates. For segmented reporting, these transactions are included as Intersegment revenues in the segment providing the service and Operating costs in the segment receiving the service. These transactions are eliminated on consolidation. Intersegment profit is recognized when the product or service has been provided to third parties or otherwise realized.
3Includes shared costs and depreciation previously allocated to the Liquids Pipelines segment.
4    Included in Investing activities in the Condensed consolidated statement of cash flows.

62 | TC Energy Third Quarter 2025

Total Assets by Segment

(unaudited - millions of Canadian $)	September 30, 2025	December 31, 2024

Canadian Natural Gas Pipelines	31,533	31,167
U.S. Natural Gas Pipelines	56,541	56,304
Mexico Natural Gas Pipelines	16,323	15,995
Power and Energy Solutions	10,657	10,217
Corporate	4,894	4,189
	119,948	117,872
Discontinued Operations	286	371
	120,234	118,243
TC Energy Third Quarter 2025 | 63

5. REVENUES
Disaggregation of Revenues
The following tables summarize total Revenues for the three and nine months ended September 30, 2025 and 2024:

three months ended September 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,478	1,337	110	—	2,925
Power generation	—	—	—	50	50
Natural gas storage and other[1]	—	261	39	104	404
	1,478	1,598	149	154	3,379
Sales-type lease income	—	—	277	—	277
Other revenues[2]	—	39	—	7	46
	1,478	1,637	426	161	3,702
Corporate revenues[3]					2
					3,704
1The Mexico Natural Gas Pipelines segment includes $34 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
2Includes income from the Company's marketing activities, financial instruments and $29 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

three months ended September 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	1,391	1,264	110	—	2,765
Power generation	—	—	—	49	49
Natural gas storage and other[1,2]	4	211	31	108	354
	1,395	1,475	141	157	3,168
Sales-type lease income	—	—	77	—	77
Other revenues[3]	—	28	—	85	113
	1,395	1,503	218	242	3,358
1The Canadian Natural Gas Pipelines segment includes $4 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $24 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Includes income from the Company's marketing activities, financial instruments and $29 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.

64 | TC Energy Third Quarter 2025

nine months ended September 30, 2025	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	4,304	4,129	333	—	8,766
Power generation	—	—	—	170	170
Natural gas storage and other[1]	—	854	143	304	1,301
	4,304	4,983	476	474	10,237
Sales-type lease income	—	—	536	—	536
Other revenues[2]	—	216	—	70	286
	4,304	5,199	1,012	544	11,059
Corporate revenues[3]					12
					11,071
1The Mexico Natural Gas Pipelines segment includes $125 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
2Includes income from the Company's marketing activities, financial instruments and $88 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.
3Revenues generated from the Transition Services Agreement with South Bow.

nine months ended September 30, 2024	Canadian Natural Gas Pipelines	U.S. Natural Gas Pipelines	Mexico Natural Gas Pipelines	Power and Energy Solutions	Total
(unaudited - millions of Canadian $)

Revenues from contracts with customers
Capacity arrangements and transportation	4,182	3,939	327	—	8,448
Power generation	—	—	—	203	203
Natural gas storage and other[1,2]	14	637	92	296	1,039
	4,196	4,576	419	499	9,690
Sales-type lease income	—	—	230	—	230
Other revenues[3]	—	67	—	207	274
	4,196	4,643	649	706	10,194
1The Canadian Natural Gas Pipelines segment includes $14 million of fee revenues from an affiliate related to development and construction of the Coastal GasLink pipeline project, which is 35 per cent owned by TC Energy.
2The Mexico Natural Gas Pipelines segment includes $73 million of revenues generated from non-lease components for the provision of operating and maintenance services with respect to sales-type leases on the in-service TGNH pipelines.
3Includes income from the Company's marketing activities, financial instruments and $88 million of operating lease income. Refer to Note 12, Risk management and financial instruments, for additional information.

TC Energy Third Quarter 2025 | 65

Contract Balances

(unaudited - millions of Canadian $)	September 30, 2025	December 31, 2024	Affected line item on the Condensed consolidated balance sheet

Receivables from contracts with customers	1,561	1,452	Accounts receivable
Contract assets	256	165	Other current assets
Long-term contract assets	642	608	Other long-term assets
Contract liabilities[1]	28	30	Accounts payable and other
Long-term contract liabilities	1	—	Other long-term liabilities
1During the nine months ended September 30, 2025, $21 million (2024 – $42 million) of revenues were recognized that were included in contract liabilities at the beginning of the period.
Contract assets and long-term contract assets primarily relate to the Company’s right to revenues for services completed but not invoiced at the reporting date on long-term committed capacity natural gas pipelines contracts. The change in contract assets is primarily related to the transfer to Accounts receivable when these rights become unconditional and the customer is invoiced, as well as the recognition of additional revenues that remain to be invoiced. Contract liabilities and long-term contract liabilities primarily represent unearned revenue for contracted services.
Future Revenues from Remaining Performance Obligations
At September 30, 2025, future revenues from long-term pipeline capacity arrangements and transportation as well as natural gas storage and other contracts extending through 2055 are approximately $30.6 billion, of which approximately $3.5 billion is expected to be recognized during the remainder of 2025.
6. INCOME TAXES
Effective Tax Rates
The effective income tax rates were 22 per cent and 16 per cent for the nine months ended September 30, 2025 and 2024, respectively. The increase in the effective income tax rate is primarily due to the impact of Mexico foreign exchange exposure and higher flow-through income taxes, partially offset by changes in geographic and business mix of earnings.
66 | TC Energy Third Quarter 2025

7. LONG-TERM DEBT
Long-Term Debt Issued
Long-term debt issued by the Company in the nine months ended September 30, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	February 2025	Medium Term Notes	February 2035	1,000	4.58%
ANR Pipeline Company
	September 2025	Senior Unsecured Notes	September 2031	US 250	5.23%
	September 2025	Senior Unsecured Notes	September 2035	US 350	5.69%
Columbia Pipelines Operating Company LLC
	March 2025	Senior Unsecured Notes	February 2035	US 550	5.44%
	March 2025	Senior Unsecured Notes	February 2055	US 450	5.96%
On October 10, 2025, Great Lakes Gas Transmission Limited Partnership issued a US$205 million unsecured term loan maturing in October 2028, bearing interest at a floating rate.
Long-Term Debt Repaid/Retired
Long-term debt repaid/retired by the Company in the nine months ended September 30, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Repayment date	Type	Amount	Interest rate

TransCanada PipeLines Limited
	July 2025	Medium Term Notes	750	3.30%
ANR Pipeline Company
	June 2025	Senior Unsecured Notes	US 7	7.00%
Nova Gas Transmission Ltd.
	May 2025	Medium Term Notes	87	8.90%
Columbia Pipelines Operating Company LLC
	March 2025	Senior Unsecured Notes[1]	US 1,000	4.50%
TC PipeLines, LP
	March 2025	Senior Unsecured Notes	US 350	4.38%
TC Energía Mexicana, S. de R.L. de C.V.
	Various	Senior Unsecured Term Loan	US 122	Floating
1The notes were fully repaid and retired in March 2025. Unamortized fair value adjustment of $3 million related to the acquisition of Columbia Pipeline Group Inc. was included in Interest expense in the Condensed consolidated statement of income.
On October 14, 2025, TCPL retired US$92 million of senior unsecured notes bearing interest at a fixed rate of 7.06 per cent.
Capitalized Interest
In the three and nine months ended September 30, 2025, TC Energy capitalized interest related to capital projects of     $2 million and $7 million, respectively (2024 – $66 million and $200 million, respectively).

TC Energy Third Quarter 2025 | 67

8. JUNIOR SUBORDINATED NOTES
Junior Subordinated Notes Issued
Junior subordinated notes issued by the Company in the nine months ended September 30, 2025 included the following:

(unaudited - millions of Canadian $, unless otherwise noted)
Company	Issue date	Type	Maturity date	Amount	Interest rate

TransCanada PipeLines Limited
	August 2025	Junior Subordinated Notes	February 2056	1,000	5.20%
	February 2025	Junior Subordinated Notes	June 2065	US 750	7.00%
In August 2025, TCPL issued $1.0 billion of junior subordinated notes maturing in 2056 with a fixed interest rate of 5.20 per cent per year until February 15, 2031. The rate on the junior subordinated notes will reset every five years commencing February 2031 until February 2056 to the then Five-Year Government of Canada Yield, as defined in the document governing the subordinated notes, plus 2.148 per cent per annum, subject to a rate-reset minimum. The junior subordinated notes are callable at TCPL's option at any time from November 15, 2030 to February 15, 2031 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
In February 2025, TCPL issued US$750 million of junior subordinated notes maturing in 2065 with a fixed interest rate of 7.00 per cent per year until June 1, 2030. The rate on the junior subordinated notes will reset every five years commencing June 2030 until June 2065 to the then Five-Year Treasury Rate, as defined in the document governing the subordinated notes, plus 2.614 per cent per annum. The junior subordinated notes are callable at TCPL's option at any time from March 1, 2030 to June 1, 2030 and on each interest payment and reset date thereafter at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
Subsequent Junior Subordinated Notes Issued
In October 2025, TCPL issued US$370 million of junior subordinated notes, including the exercise of the over-allotment option, maturing in 2085 with a fixed interest rate of 6.25 per cent. The junior subordinated notes are callable at TCPL's option at any time on or after November 1, 2030 at 100 per cent of the principal amount plus accrued and unpaid interest to the date of redemption.
Pursuant to the terms of each of the junior subordinated notes issued in 2025, TCPL has the option to defer payment of interest for one or more periods of up to ten years without giving rise to an event of default and without permitting acceleration of payment. TC Energy and TCPL would be prohibited from declaring or paying dividends during any deferral period. The junior subordinated notes are subordinated in right of payment to existing and future senior indebtedness and other obligations of TCPL.
Junior Subordinated Notes Repaid/Retired
In May 2025, TCPL exercised its option to fully repay and retire the US$750 million junior subordinated notes that had a maturity date of 2075, bearing interest at 5.88 per cent to TransCanada Trust (the Trust). The related unamortized debt issue costs of $11 million were included in Interest expense in the Condensed consolidated statement of income. All of the proceeds from the repayment were used by the Trust to fund the redemption price of the US$750 million in aggregate principal amount of outstanding Trust Notes - Series 2015-A, in May 2025 pursuant to their terms.
68 | TC Energy Third Quarter 2025

9. COMMON SHARES AND PREFERRED SHARES
The Board of Directors of TC Energy declared quarterly dividends as follows:

	three months ended September 30			nine months ended September 30
(unaudited - Canadian $, rounded to two decimals)	2025		2024	2025		2024

per common share	0.85	[1]	0.96	2.55	[1]	2.88

per Series 1 preferred share	0.31		0.22	0.93		0.65
per Series 2 preferred share	0.28		0.42	0.91		1.28
per Series 3 preferred share	0.26		0.11	0.47		0.32
per Series 4 preferred share	0.24		0.38	0.79		1.16
per Series 5 preferred share	0.12		0.12	0.37		0.37
per Series 6 preferred share	0.27		0.39	0.82		1.20
per Series 7 preferred share	0.37		0.37	1.12		0.99
per Series 9 preferred share	0.32		0.24	0.95		0.71
per Series 10 preferred share	0.32		—	0.97		—
per series 11 preferred share	0.21		0.21	0.42		0.42
1The amount represents TC Energy's dividend declared following the Spinoff Transaction.
On June 30, 2025, 104,778 Series 3 preferred shares were converted, on a one-for-one basis, into Series 4 preferred shares and 1,822,829 Series 4 preferred shares were converted, on a one-for-one basis, into Series 3 preferred shares.
10. OTHER COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Components of other comprehensive income (loss), including the portion attributable to non-controlling interests and related tax effects, were as follows:

three months ended September 30, 2025	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	420	11	431
Change in fair value of cash flow hedges	28	(4)	24
Reclassification to net income of (gains) losses on cash flow hedges	(24)	3	(21)
Other comprehensive income (loss) on equity investments	(13)	3	(10)
Other Comprehensive Income (Loss)	411	13	424
TC Energy Third Quarter 2025 | 69

three months ended September 30, 2024	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(237)	(3)	(240)
Reclassification of foreign currency translation (gains) losses on net investment on disposal of foreign operations	(25)	—	(25)
Change in fair value of net investment hedges	1	—	1
Change in fair value of cash flow hedges	7	(2)	5
Reclassification to net income of (gains) losses on cash flow hedges	(8)	2	(6)
Other comprehensive income (loss) on equity investments	(10)	2	(8)
Other Comprehensive Income (Loss)	(272)	(1)	(273)

nine months ended September 30, 2025	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	(657)	(2)	(659)
Change in fair value of net investment hedges	1	—	1
Change in fair value of cash flow hedges	(24)	8	(16)
Reclassification to net income of (gains) losses on cash flow hedges	25	(8)	17
Reclassification to net income of actuarial (gains) losses on pension and other post-retirement benefit plans	1	—	1
Other comprehensive income (loss) on equity investments	(33)	7	(26)
Other Comprehensive Income (Loss)	(687)	5	(682)

nine months ended September 30, 2024	Before tax amount	Income tax (expense) recovery	Net of tax amount
(unaudited - millions of Canadian $)

Foreign currency translation gains and losses on net investment in foreign operations	455	2	457
Reclassification of foreign currency translation (gains) losses on net investment on disposal of foreign operations	(25)	—	(25)
Change in fair value of net investment hedges	(14)	3	(11)
Change in fair value of cash flow hedges	43	(10)	33
Reclassification to net income of (gains) losses on cash flow hedges	(10)	2	(8)
Other comprehensive income (loss) on equity investments	74	(18)	56
Other Comprehensive Income (Loss)	523	(21)	502

70 | TC Energy Third Quarter 2025

The changes in AOCI by component, net of tax, were as follows:

three months ended September 30, 2025	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at July 1, 2025	(14)	(18)	23	613	604
Other comprehensive income (loss) before reclassifications[1]	196	24	—	(10)	210
Amounts reclassified from AOCI	—	(21)	—	—	(21)
Net current period other comprehensive income (loss)	196	3	—	(10)	189
AOCI balance at September 30, 2025	182	(15)	23	603	793
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest gains of $235 million (2024 – losses of $125 million).

nine months ended September 30, 2025	Currency translation adjustments	Cash flow hedges	Pension and other post-retirement benefit plans adjustments	Equity investments	Total
(unaudited - millions of Canadian $)

AOCI balance at January 1, 2025	(402)	(16)	22	629	233
Other comprehensive income (loss) before reclassifications[1]	(306)	(16)	—	(24)	(346)
Amounts reclassified from AOCI[2]	—	17	1	(2)	16
Net current period other comprehensive income (loss)	(306)	1	1	(26)	(330)
Impact of non-controlling interest[3]	348	—	—	—	348
Spinoff of Liquids Pipelines business[4]	542	—	—	—	542
AOCI balance at September 30, 2025	182	(15)	23	603	793
1    Other comprehensive income (loss) before reclassifications on currency translation adjustments is net of non-controlling interest losses of $352 million (2024 – gains of $241 million).
2    Gains related to cash flow hedges reported in AOCI and expected to be reclassified to net income in the next 12 months are estimated to be $5 million ($4 million after tax) at September 30, 2025. These estimates assume constant commodity prices, interest rates and foreign exchange rates over time; however, the amounts reclassified will vary based on the actual value of these factors at the date of settlement.
3    AOCI adjustment attributable to the 40 per cent non-controlling equity interest in Columbia Gas and Columbia Gulf upon its sale on October 4, 2023.    Refer to Note 1, Basis of presentation, for additional information.
4    AOCI adjustment attributable to the Spinoff Transaction on October 1, 2024. Refer to Note 1, Basis of presentation, for additional information.

TC Energy Third Quarter 2025 | 71

Details about reclassifications out of AOCI into the Condensed consolidated statement of income were as follows:

	three months ended September 30		nine months ended September 30		Affected line item in the Condensed consolidated statement of income[1]
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Cash flow hedges
Commodities	2	11	17	19	Revenues (Power and Energy Solutions)
Foreign exchange	25	—	(33)	—	Interest expense and Foreign exchange gains (losses), net
Interest rate	(3)	(3)	(9)	(9)	Interest expense
	24	8	(25)	10	Total before tax
	(3)	(2)	8	(2)	Income tax (expense) recovery
	21	6	(17)	8	Net of tax
Pension and other post-retirement benefit plans
Amortization of actuarial gains (losses)	—	—	(1)	—	Plant operating costs and other[2]
	—	—	—	—	Income tax (expense) recovery
	—	—	(1)	—	Net of tax
Equity investments
Equity income (loss)	—	5	2	15	Income (loss) from equity investments
	—	(1)	—	(3)	Income tax (expense) recovery
	—	4	2	12	Net of tax
Currency translation adjustments
Foreign currency translation gains on disposal of foreign operations	—	15	—	15	Net gain (loss) on sale of assets
	—	—	—	—	Income tax (expense) recovery
	—	15	—	15	Net of tax
1All amounts in parentheses indicate expenses to the Condensed consolidated statement of income.
2These AOCI components are included in the computation of net benefit cost (recovery). Refer to Note 11, Employee post-retirement benefits, for additional information.
11. EMPLOYEE POST-RETIREMENT BENEFITS
The components of the net benefit cost (recovery) recognized for the Company’s pension benefit plans and other         post-retirement benefit plans were as follows:

	three months ended September 30				nine months ended September 30
	Pension benefit plans		Other post-retirement benefit plans		Pension benefit plans		Other post-retirement benefit plans
(unaudited - millions of Canadian $)	2025	2024	2025	2024	2025	2024	2025	2024

Service cost[1]	25	26	—	—	75	80	1	1
Other components of net benefit cost (recovery)[1]
Interest cost	41	39	4	4	122	116	11	11
Expected return on plan assets	(62)	(59)	(4)	(4)	(187)	(180)	(12)	(11)
Amortization of past service costs	—	—	—	—	—	—	(1)	—
Amortization of regulatory asset	—	—	—	—	—	—	—	(1)
	(21)	(20)	—	—	(65)	(64)	(2)	(1)
Net Benefit Cost (Recovery)	4	6	—	—	10	16	(1)	—
1Service cost and other components of net benefit cost (recovery) are included in Plant operating costs and other in the Condensed consolidated statement of income.
72 | TC Energy Third Quarter 2025

12. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS
Risk Management Overview
TC Energy has exposure to market risk and counterparty credit risk and has strategies, policies and limits in place to manage the impact of these risks on its earnings, cash flows and, ultimately, shareholder value.
Counterparty Credit Risk
TC Energy’s exposure to counterparty credit risk includes its cash and cash equivalents, accounts receivable, available-for-sale assets, the fair value of derivative assets, net investment in leases and certain contract assets in Mexico.
Market events causing disruptions in global energy demand and supply may contribute to economic uncertainties impacting a number of TC Energy's customers. While the majority of the Company's credit exposure is to large creditworthy entities, TC Energy maintains close monitoring and communication with those counterparties experiencing greater financial pressures. Refer to TC Energy's 2024 Annual Report for more information about the factors that mitigate the Company's counterparty credit risk exposure.
The Company reviews financial assets carried at amortized cost for impairment using the lifetime expected loss of the financial asset at initial recognition and throughout the life of the financial asset. TC Energy uses historical credit loss and recovery data, adjusted for management's judgment regarding current economic and credit conditions, along with reasonable and supportable forecasts to determine any impairment, which is recognized in Plant operating costs and other.
For the three and nine months ended September 30, 2025, the Company recorded a recovery of $14 million and expense of $90 million, respectively (2024 – expense of $3 million and a recovery of $18 million, respectively) on the expected credit loss (ECL) provision before tax with respect to the net investment in leases associated with in-service TGNH pipelines. In second quarter 2025, the Company completed the Southeast Gateway pipeline. Refer to Note 13, TGNH strategic alliance, for additional information.
At September 30, 2025, the balance of the ECL provision was $149 million (December 31, 2024 – $59 million) with respect to the net investment in leases associated with in-service TGNH pipelines.
The ECL provision is driven primarily by a probability of default measure for the counterparty, which is calculated using information published by an external third party.
Other than the ECL provision noted above, the Company had no significant credit losses at September 30, 2025, and there were no significant credit risk concentrations or amounts past due or impaired.
TC Energy has significant credit and performance exposure to financial institutions that hold cash deposits and provide committed credit lines and letters of credit that help manage the Company's exposure to counterparties and provide liquidity in commodity, foreign exchange and interest rate derivative markets. TC Energy's portfolio of financial sector exposure consists primarily of highly-rated investment grade, systemically important financial institutions.
TC Energy Third Quarter 2025 | 73

Net Investment in Foreign Operations
The Company hedges a portion of its net investment in foreign operations (on an after-tax basis) with U.S. dollar-denominated debt and cross-currency interest rate swaps as appropriate.
The fair values and notional amounts for the derivatives designated as a net investment hedge were as follows:

	September 30, 2025		December 31, 2024
(unaudited - millions of Canadian $, unless otherwise noted)	Fair value[1,2]	Notional amount	Fair value[1,2]	Notional amount

U.S. dollar cross-currency interest rate swaps[3]	—	—	(11)	US 100
1Fair value equals carrying value.
2No amounts have been excluded from the assessment of hedge effectiveness.
3Net income (loss) included no realized gains or losses in the three months ended September 30, 2025 (2024 - net realized gains of less than $1 million) and net realized gains of less than $1 million in the nine months ended September 30, 2025 and 2024 related to the interest component of cross‑currency swap settlements which are reported within Interest expense in the Condensed consolidated statement of income.
The notional amounts and fair values of U.S. dollar-denominated debt designated as a net investment hedge were as follows:

(unaudited - millions of Canadian $, unless otherwise noted)	September 30, 2025	December 31, 2024

Notional amount	25,300 (US 18,200)	26,000 (US 18,000)
Fair value	25,500 (US 18,300)	25,700 (US 17,800)
Non-Derivative Financial Instruments
Fair value of non-derivative financial instruments
Available-for-sale assets are recorded at fair value which is calculated using quoted market prices where available in addition to the Company's LMCI equity securities which are classified in Level I of the fair value hierarchy. Certain other non-derivative financial instruments included in Cash and cash equivalents, Accounts receivable, Other current assets, Net investment in leases, Restricted investments, Other long-term assets, Notes payable, Accounts payable and other, Dividends payable, Accrued interest and Other long-term liabilities have carrying amounts that approximate their fair value due to the nature of the item or the short time to maturity.
Credit risk has been taken into consideration when calculating the fair value of non-derivative financial instruments.
Balance sheet presentation of non-derivative financial instruments
The following table details the fair value of non-derivative financial instruments, excluding those where carrying amounts approximate fair value and would be classified in Level II of the fair value hierarchy:

	September 30, 2025		December 31, 2024
(unaudited - millions of Canadian $)	Carrying amount	Fair value	Carrying amount	Fair value

Long-term debt, including current portion[1,2]	(47,234)	(48,295)	(47,931)	(48,318)
Junior subordinated notes	(11,738)	(11,748)	(11,048)	(10,824)
	(58,972)	(60,043)	(58,979)	(59,142)
1Long-term debt is recorded at amortized cost, except for US$3.0 billion (December 31, 2024 – US$2.8 billion) that is attributed to hedged risk and recorded at fair value.
2Net income (loss) for the three and nine months ended September 30, 2025 included unrealized losses of $10 million and $140 million, respectively         (2024 – unrealized losses of $222 million and $95 million, respectively) for fair value adjustments attributable to the hedged interest rate risk associated with interest rate swap fair value hedging relationships.
74 | TC Energy Third Quarter 2025

The following tables summarize additional information about the Company's restricted investments that were classified as available-for-sale assets and equity securities with readily determinable fair values:

	September 30, 2025		December 31, 2024
(unaudited - millions of Canadian $)	LMCI restricted investments	Other restricted investments[1]	LMCI restricted investments	Other restricted investments[1]

Fair values of fixed income securities[2,3]
Maturing within 1 year	—	82	—	33
Maturing within 1-5 years	35	250	3	256
Maturing within 5-10 years	1,796	4	1,578	—
Maturing after 10 years	—	15	—	—
Fair value of equity securities[2,4]	1,258	89	1,070	64
	3,089	440	2,651	353
1Other restricted investments have been set aside to fund insurance claim losses to be paid by the Company's wholly-owned captive subsidiary and, in 2025, funds have also been set aside to pay for certain active employee medical benefits.
2Available-for-sale assets and equity securities with readily determinable fair values are recorded at fair value and included in Other current assets and Restricted investments on the Company's Condensed consolidated balance sheet.
3Classified in Level II of the fair value hierarchy.
4Classified in Level I of the fair value hierarchy.

	September 30, 2025		September 30, 2024
(unaudited - millions of Canadian $)	LMCI restricted investments[1]	Other restricted investments[2]	LMCI restricted investments[1]	Other restricted investments[2]

Net unrealized gains (losses) in the period
three months ended	119	(14)	107	7
nine months ended	192	(6)	217	12
Net realized gains (losses) in the period[3]
three months ended	13	21	13	1
nine months ended	1	21	(1)	2
1Unrealized and realized gains (losses) arising from changes in the fair value of LMCI restricted investments impact the subsequent amounts to be collected through tolls to cover future pipeline abandonment costs. As a result, the Company records these gains and losses as regulatory liabilities or regulatory assets.
2Unrealized and realized gains (losses) on other restricted investments are included in Interest income and other in the Condensed consolidated statement of income.
3Realized gains (losses) on the sale of LMCI restricted investments are determined using the average cost basis.
Derivative Instruments
Fair value of derivative instruments
The fair value of foreign exchange and interest rate derivatives has been calculated using the income approach which uses period-end market rates and applies a discounted cash flow valuation model. The fair value of commodity derivatives has been calculated using quoted market prices where available. In the absence of quoted market prices, third-party broker quotes or other valuation techniques have been used. The fair value of options has been calculated using the Black-Scholes pricing model. Credit risk has been taken into consideration when calculating the fair value of derivative instruments. Unrealized gains and losses on derivative instruments are not necessarily representative of the amounts that will be realized on settlement.
In some cases, even though the derivatives are considered to be effective economic hedges, they do not meet the specific criteria for hedge accounting treatment or are not designated as a hedge and are accounted for at fair value with changes in fair value recorded in net income in the period of change. This may expose the Company to increased variability in reported earnings because the fair value of the derivative instruments can fluctuate significantly from period to period.
TC Energy Third Quarter 2025 | 75

The recognition of gains and losses on derivatives for Canadian natural gas regulated pipeline exposures is determined through the regulatory process. Gains and losses arising from changes in the fair value of derivatives accounted for as part of rate-regulated accounting, including those that qualify for hedge accounting treatment, are expected to be refunded or recovered through the tolls charged by the Company. As a result, these gains and losses are deferred as regulatory liabilities or regulatory assets and are refunded to or collected from the rate payers in subsequent years when the derivative settles.
Balance sheet presentation of derivative instruments
The balance sheet classification of the fair value of derivative instruments was as follows:

at September 30, 2025	Cash flow hedges	Fair value hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	13	—	330	343
Foreign exchange	7	—	38	45
Interest rate	—	2	—	2
	20	2	368	390
Other long-term assets
Commodities[2]	3	—	80	83
Foreign exchange	—	—	6	6
Interest rate	—	37	—	37
	3	37	86	126
Total Derivative Assets	23	39	454	516
Accounts payable and other
Commodities[2]	(2)	—	(332)	(334)
Foreign exchange	—	—	(49)	(49)
Interest rate	—	(10)	—	(10)
	(2)	(10)	(381)	(393)
Other long-term liabilities
Commodities[2]	(2)	—	(58)	(60)
Foreign exchange	(39)	—	(9)	(48)
Interest rate	—	(28)	—	(28)
	(41)	(28)	(67)	(136)
Total Derivative Liabilities	(43)	(38)	(448)	(529)
Total Derivatives	(20)	1	6	(13)
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
76 | TC Energy Third Quarter 2025

at December 31, 2024	Cash flow hedges	Fair value hedges	Net investment hedges	Held for trading	Total fair value of derivative instruments[1]
(unaudited - millions of Canadian $)

Other current assets
Commodities[2]	18	—	—	287	305
Foreign exchange	—	—	—	42	42
	18	—	—	329	347
Other long-term assets
Commodities[2]	9	—	—	104	113
Foreign exchange	—	—	—	9	9
	9	—	—	113	122
Total Derivative Assets	27	—	—	442	469
Accounts payable and other
Commodities[2]	(1)	—	—	(291)	(292)
Foreign exchange	—	—	(11)	(183)	(194)
Interest rate	—	(21)	—	—	(21)
	(1)	(21)	(11)	(474)	(507)
Other long-term liabilities
Commodities[2]	(1)	—	—	(46)	(47)
Foreign exchange	—	—	—	(44)	(44)
Interest rate	—	(118)	—	—	(118)
	(1)	(118)	—	(90)	(209)
Total Derivative Liabilities	(2)	(139)	(11)	(564)	(716)
Total Derivatives	25	(139)	(11)	(122)	(247)
1Fair value equals carrying value.
2Includes purchases and sales of power and natural gas.
The majority of derivative instruments held for trading have been entered into for risk management purposes and all are subject to the Company's risk management strategies, policies and limits. These include derivatives that have not been designated as hedges or do not qualify for hedge accounting treatment but have been entered into as economic hedges to manage the Company's exposures to market risk.
Non-derivatives in fair value hedging relationships
The following table details amounts recorded on the Condensed consolidated balance sheet in relation to cumulative adjustments for fair value hedges included in the carrying amount of the hedged liabilities:

	Carrying amount		Fair value hedging adjustments[1]
(unaudited - millions of Canadian $)	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024

Long-term debt	(4,151)	(3,935)	(41)	98
1At September 30, 2025 and December 31, 2024, adjustments for discontinued hedging relationships included in these balances were liabilities of     $40 million and $41 million, respectively.
TC Energy Third Quarter 2025 | 77

Notional and maturity summary
The maturity and notional amount or quantity outstanding related to the Company's derivative instruments excluding hedges of the net investment in foreign operations was as follows:

at September 30, 2025	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	10,334	45	—	—
Millions of U.S. dollars	—	—	6,537	2,950
Millions of Mexican pesos	—	—	16,250	—
Maturity dates	2025-2044	2025-2032	2025-2030	2030-2034
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.

at December 31, 2024	Power	Natural gas	Foreign exchange	Interest rate
(unaudited)

Net sales (purchases)[1]	10,192	53	—	—
Millions of U.S. dollars	—	—	5,648	2,800
Millions of Mexican pesos	—	—	16,750	—
Maturity dates	2025-2044	2025-2031	2025-2027	2030-2034
1Volumes for power and natural gas derivatives are in GWh and Bcf, respectively.
Unrealized and Realized Gains (Losses) on Derivative Instruments
The following summary does not include hedges of the net investment in foreign operations:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Derivative Instruments Held for Trading[1]
Unrealized gains (losses) in the period
Commodities[2]	(63)	21	(36)	(36)
Foreign exchange	(68)	24	169	(78)
Realized gains (losses) in the period
Commodities	20	40	(18)	111
Foreign exchange	39	(58)	111	(105)
Interest rate	1	—	6	—
Derivative Instruments in Hedging Relationships
Realized gains (losses) in the period
Commodities	3	6	17	24
Foreign exchange	2	—	6	—
Interest rate	(8)	(14)	(24)	(41)
1Realized and unrealized gains (losses) on held-for-trading derivative instruments used to purchase and sell commodities are included on a net basis in Revenues. Realized and unrealized gains (losses) on foreign exchange and interest rate held-for-trading derivative instruments are included on a net basis in Foreign exchange (gains) losses, net and Interest expense, respectively, in the Condensed consolidated statement of income.
2In the three and nine months ended September 30, 2025, unrealized gains of less than $1 million and $1 million, respectively, were reclassified to Net income (loss) from AOCI related to discontinued cash flow hedges (2024 - unrealized gains of $4 million).
78 | TC Energy Third Quarter 2025

Derivatives in cash flow hedging relationships
The components of OCI (Note 10) related to the change in fair value of derivatives in cash flow hedging relationships before tax and including the portion attributable to non-controlling interests were as follows:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $, pre tax)	2025	2024	2025	2024

Gains (losses) in fair value of derivative instruments recognized in OCI[1]
Commodities	3	7	4	43
Foreign exchange	25	—	(28)	—
	28	7	(24)	43
1No amounts have been excluded from the assessment of hedge effectiveness.
Effect of fair value and cash flow hedging relationships
The following table details amounts presented in the Condensed consolidated statement of income in which the effects of fair value or cash flow hedging relationships were recorded:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Fair Value Hedges
Interest rate contracts[1]
Hedged items	(44)	(44)	(133)	(114)
Derivatives designated as hedging instruments	(8)	(14)	(24)	(41)
Cash Flow Hedges
Reclassification of gains (losses) on derivative instruments from AOCI to Net income (loss)[2,3]
Commodities[4]	2	11	17	19
Foreign exchange[5]	25	—	(33)	—
Interest rate[1]	(3)	(3)	(9)	(9)
1Presented within Interest expense in the Condensed consolidated statement of income.
2Refer to Note 10, Other comprehensive income (loss) and accumulated other comprehensive income (loss), for the components of OCI related to derivatives in cash flow hedging relationships.
3There are no amounts recognized in earnings that were excluded from effectiveness testing.
4Presented within Revenues (Power and Energy Solutions) in the Condensed consolidated statement of income. In the three and nine months ended September 30, 2025, unrealized gains of less than one million and $1 million, respectively, were reclassified to Net income (Loss) from AOCI related to discontinued cash flow hedges (2024 - unrealized gains of $4 million).
5Presented within Interest expense and Foreign exchange (gains) losses, net in the Condensed consolidated statement of income.
TC Energy Third Quarter 2025 | 79

Offsetting of derivative instruments
The Company enters into derivative contracts with the right to offset in the normal course of business as well as in the event of default. TC Energy has no master netting agreements; however, similar contracts are entered into containing rights to offset. The Company has elected to present the fair value of derivative instruments with the right to offset on a gross basis on the Condensed consolidated balance sheet. The following tables show the impact on the presentation of the fair value of derivative instrument assets and liabilities had the Company elected to present these contracts on a net basis:

at September 30, 2025	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	426	(323)	103
Foreign exchange	51	(48)	3
Interest rate	39	(6)	33
	516	(377)	139
Derivative instrument liabilities
Commodities	(394)	323	(71)
Foreign exchange	(97)	48	(49)
Interest rate	(38)	6	(32)
	(529)	377	(152)
1Amounts available for offset do not include cash collateral pledged or received.

at December 31, 2024	Gross derivative instruments	Amounts available for offset[1]	Net amounts
(unaudited - millions of Canadian $)

Derivative instrument assets
Commodities	418	(290)	128
Foreign exchange	51	(49)	2
	469	(339)	130
Derivative instrument liabilities
Commodities	(339)	290	(49)
Foreign exchange	(238)	49	(189)
Interest rate	(139)	—	(139)
	(716)	339	(377)
1Amounts available for offset do not include cash collateral pledged or received.
With respect to the derivative instruments presented above, the Company provided cash collateral of $126 million and letters of credit of $89 million at September 30, 2025 (December 31, 2024 – $133 million and $59 million, respectively) to its counterparties. At September 30, 2025, the Company held cash collateral of less than $1 million and $77 million letters of credit (December 31, 2024 – less than $1 million and $75 million, respectively) from counterparties on asset exposures.
80 | TC Energy Third Quarter 2025

Credit-risk-related contingent features of derivative instruments
Derivative contracts entered into to manage market risk often contain financial assurance provisions that allow parties to the contracts to manage credit risk. These provisions may require collateral to be provided if a credit-risk-related contingent event occurs, such as a downgrade in the Company’s credit rating to non-investment grade. The Company may also need to provide collateral if the fair value of its derivative financial instruments exceeds pre-defined exposure limits.
Based on contracts in place and market prices at September 30, 2025, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $7 million (December 31, 2024 –$10 million), for which the Company has provided no collateral in the normal course of business. If the credit‑risk‑related contingent features in these agreements were triggered on September 30, 2025, the Company would have been required to provide collateral equal to the fair value of the related derivative instruments discussed above. Collateral may also need to be provided should the fair value of derivative instruments exceed pre-defined contractual exposure limit thresholds. The Company has sufficient liquidity in the form of cash and undrawn committed revolving credit facilities to meet these contingent obligations should they arise.
Fair Value Hierarchy
The Company’s financial assets and liabilities recorded at fair value have been categorized into three categories based on a fair value hierarchy.

Levels	How fair value has been determined

Level I	Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date. An active market is a market in which frequency and volume of transactions provides pricing information on an ongoing basis.
Level II
This category includes interest rate and foreign exchange derivative assets and liabilities where fair value is determined using the income approach and commodity derivatives where fair value is determined using the market approach.
Inputs include published exchange rates, interest rates, interest rate swap curves, yield curves and broker quotes from external data service providers.

Level III
This category includes long-dated commodity transactions in certain markets where liquidity is low. The Company uses the most observable inputs available or alternatively long-term broker quotes or negotiated commodity prices that have been contracted for under similar terms in determining an appropriate estimate of these transactions. Where appropriate, these long-dated prices are discounted to reflect the expected pricing from the applicable markets.
There is uncertainty caused by using unobservable market data which may not accurately reflect possible future changes in fair value.

The fair value of the Company’s derivative assets and liabilities measured on a recurring basis, including both current and non‑current portions, were categorized as follows:

at September 30, 2025	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	157	220	49	426
Foreign exchange	—	51	—	51
Interest rate	—	39	—	39
Derivative instrument liabilities
Commodities	(139)	(229)	(26)	(394)
Foreign exchange	—	(97)	—	(97)
Interest rate	—	(38)	—	(38)
	18	(54)	23	(13)
1There were no transfers from Level II to Level III for the nine months ended September 30, 2025.
TC Energy Third Quarter 2025 | 81

at December 31, 2024	Quoted prices in active markets (Level I)	Significant other observable inputs (Level II)[1]	Significant unobservable inputs (Level III)[1]
(unaudited - millions of Canadian $)				Total

Derivative instrument assets
Commodities	126	214	78	418
Foreign exchange	—	51	—	51
Derivative instrument liabilities
Commodities	(116)	(217)	(6)	(339)
Foreign exchange	—	(238)	—	(238)
Interest rate	—	(139)	—	(139)
	10	(329)	72	(247)
1There were no transfers from Level II to Level III for the year ended December 31, 2024.
The Company has entered into contracts commencing in 2025 and 2026 to sell 50 MW of power with terms ranging from 15 to 20 years provided from specified renewable sources in the Province of Alberta. The fair value of these contracts is classified in Level III of the fair value hierarchy and is based on the assumption that the contract volumes will be sourced approximately 80 per cent from wind generation, 10 per cent from solar generation and 10 per cent from the market.
The following table presents the net change in fair value of derivative assets and liabilities classified as Level III of the fair value hierarchy:

	three months ended September 30		nine months ended September 30
(unaudited - millions of Canadian $)	2025	2024	2025	2024

Balance at beginning of period	80	3	72	(11)
Net gains (losses) included in Net income (loss)[1]	(52)	8	(36)	25
Transfers to Level II	(3)	32	(5)	29
Settlements	(3)	—	(8)	—
Foreign exchange	1	—	—	—
Balance at end of period	23	43	23	43
1For the three and nine months ended September 30, 2025, there were unrealized losses of $52 million and $36 million, respectively, recognized in Revenues attributed to derivatives in the Level III category that were held at September 30, 2025 (2024 – unrealized gains of $8 million and         $25 million, respectively).
82 | TC Energy Third Quarter 2025

13. TGNH STRATEGIC ALLIANCE
Mexico Natural Gas Pipelines
Transportadora de Gas Natural de la Huasteca (TGNH)
In August 2022, the Company announced a strategic alliance with Mexico's state-owned electric utility, the CFE, for the development of new natural gas infrastructure in central and southeast Mexico.
In second quarter 2024, in accordance with the terms of the Company's strategic alliance, and in exchange for cash and     non-cash consideration of $561 million (US$411 million), the CFE became a partner in TGNH with a 13.01 per cent equity interest. The transaction was accounted for as an equity transaction of which $588 million was recognized in Non-controlling interests and $21 million was recognized as AOCI attributable to the CFE’s non-controlling interest. The difference between these amounts and the consideration received was recorded as a reduction to Additional paid-in capital of $27 million.
In September 2025, TC Energy entered into a factoring arrangement with the CFE and a major domestic bank in Mexico. Under the arrangement, TC Energy is factoring monthly invoices for services provided on the TGNH system from August to November 2025. Invoices are factored to the bank without recourse to TC Energy and TC Energy will continue to receive invoiced amounts within the contractual payment period.
The factoring arrangement resulted in a lease modification for accounting purposes of the TGNH Transportation Service Agreement (TSA) with the CFE. As such, the Company reallocated contract consideration to the lease and non-lease components of the contract based on the updated operating and maintenance services stand-alone selling price for each     non-lease component as of the date of modification. The change in allocation is accounted for prospectively.
Under lease accounting, TC Energy has recorded factored amounts in Accounts payable and other on the Condensed consolidated balance sheet. Cash amounts from the factoring arrangement are included in Financing activities in the Condensed consolidated statement of cash flows. During third quarter 2025, TC Energy assigned and received payment for receivables having an aggregate face value of $101 million (US$73 million).
Southeast Gateway Pipeline
During second quarter 2025, the Company announced the completion of the Southeast Gateway pipeline. The Company determined that the pipeline is a sales-type lease between TGNH and the CFE that commenced when the asset was made available to the customer. The Company allocated the expected contract consideration to the non-lease component for the provisioning of operating and maintenance services based on the estimated stand-alone selling price using an expected cost plus margin approach which was determined at the inception of the agreement in 2022. The residual amount of consideration from this process was then allocated to the lease component. The Company’s estimate of future operating costs at the inception of the contract in 2022 influenced the allocation of contract consideration between lease and non-lease components. This estimate impacted the timing of income recognized under the contract and the calculation of the rate implicit in the lease.
Under a sales-type lease, the Company derecognizes the underlying asset and records a net investment in lease equal to the present value of both the future lease payments and the estimated unguaranteed residual value of the leased asset. The future lease payments and the unguaranteed residual asset value are discounted at the rate implicit in the lease. This is the rate that causes the present value of lease payments and unguaranteed residual value to equal the fair value of the underlying asset. The difference between the carrying amount of the underlying asset and the lower of the fair value of the underlying asset and the sum of the lease receivable is recorded as selling profit or loss in the Condensed consolidated statement of income.
The TGNH pipelines, which includes the Southeast Gateway pipeline, are rate-regulated and the tolls are designed to recover the cost of providing service. On this basis, the Company applied judgment to determine that, at the inception of the lease arrangement, the fair value of the underlying assets approximated the carrying value and the residual value approximated the
TC Energy Third Quarter 2025 | 83

remaining carrying value at the end of the lease term. The Company estimated that if the assets were purchased at their carrying value, they would yield a return to the purchaser that is in line with current market participant expectations.
The Company recorded a net investment in lease asset of $6.6 billion (US$4.8 billion) with no selling profit or losses recorded upon derecognition of the underlying asset. At June 30, 2025, the Company recorded an expected credit loss provision of $113 million in Plant operating costs and other, relating to the initial net investment in lease balance.
84 | TC Energy Third Quarter 2025

14. COMMITMENTS, CONTINGENCIES AND GUARANTEES
Commitments
Capital expenditure commitments at September 30, 2025 are consistent with the amounts reported at December 31, 2024, reflecting new contractual commitments entered into for construction on U.S. natural gas pipelines, primarily related to the construction costs associated with ANR and other pipeline projects, offset by completion of Southeast Gateway pipeline and normal course fulfillment of construction contracts.
Contingencies
TC Energy and its subsidiaries are subject to various legal proceedings, arbitrations and actions arising in the normal course of business. The Company assesses all legal matters on an ongoing basis, including those of its equity investments, to determine if they meet the requirements for disclosure or accrual of a contingent loss. It is the opinion of management that the ultimate resolution of such proceedings and actions will not have a material impact on the Company's consolidated financial position or results of operations.
The following contingencies were concluded during the nine months ended September 30, 2025:
Macro Spiecapag Coastal GasLink Joint Venture
Coastal GasLink LP and Macro Spiecapag Coastal GasLink Joint Venture (MSJV) have reached a mutually acceptable resolution to their disputes. The settlement is not an admission of liability by either party and the parties have mutually released their respective claims in the arbitration. Details of the arbitration and the settlement are confidential and the settlement did not have a material impact on TC Energy’s financial statements.
Pacific Atlantic Pipeline Construction Ltd.
Coastal GasLink LP and Pacific Atlantic Pipeline Construction Ltd., one of the prime contractors on the Coastal GasLink pipeline, and their parent company Bonatti S.p.A, have reached a mutually acceptable resolution to their disputes. The settlement is not an admission of liability by either party and the parties have mutually released their respective claims in the arbitration. Details of the arbitration and the settlement are confidential, but it does include the retention by Coastal GasLink LP of the letter of credit funds drawn in 2024 and the settlement did not have a material impact on TC Energy's financial statements.
2016 Columbia Pipeline Acquisition Lawsuit
In 2018, former shareholders of Columbia Pipeline Group Inc. (CPG) commenced a class action lawsuit related to the acquisition of CPG by TC Energy in 2016. In 2023, the Delaware Chancery Court (the Court) found that the former CPG executives breached their fiduciary duties, that the former CPG Board breached its duty of care in overseeing the sale process and that TC Energy aided and abetted those breaches. TC Energy's allocated share of damages was an estimated US$350 million, plus post-judgment interest. TC Energy appealed the decision to the Delaware Supreme Court and on June 17, 2025, the Supreme Court issued its decision reversing the Court’s finding of liability against TC Energy. On July 10, 2025, the Court granted the final order vacating its prior judgment and dismissing plaintiffs’ claims against TC Energy. As a result, this matter is now concluded in TC Energy’s favour with no liability. There is no further right of appeal.
TC Energy Third Quarter 2025 | 85

Guarantees
TC Energy and its partner on the Sur de Texas pipeline, IEnova, have jointly guaranteed the financial performance of the entity which owns the pipeline. Such agreements include a guarantee and a letter of credit which are primarily related to the delivery of natural gas.
TC Energy and its joint venture partner on Bruce Power, BPC Generation Infrastructure Trust, have each severally guaranteed certain contingent financial obligations of Bruce Power related to a lease agreement and contractor and supplier services.
The Company and its partners in certain other jointly-owned entities have either (i) jointly and severally, (ii) jointly or (iii) severally guaranteed the financial performance of these entities. Such agreements include guarantees and letters of credit which are primarily related to construction services and the payment of liabilities. For certain of these entities, any payments made by TC Energy under these guarantees in excess of its ownership interest are to be reimbursed by its partners.
The carrying value of these guarantees has been included in Other long-term liabilities on the Condensed consolidated balance sheet. Information regarding the Company’s guarantees is as follows:

		September 30, 2025		December 31, 2024
(unaudited - millions of Canadian $)	Term	Potential exposure[1]	Carrying value	Potential exposure[1]	Carrying value

Bruce Power	Renewable to 2065	88	—	88	—
Sur de Texas	Renewable to 2053	85	—	93	—
Other jointly-owned entities	to 2032	55	1	59	1
		228	1	240	1
1TC Energy's share of the potential estimated current or contingent exposure.
86 | TC Energy Third Quarter 2025

15. VARIABLE INTEREST ENTITIES
Consolidated VIEs
A significant portion of the Company’s assets are held through VIEs in which the Company holds a 100 per cent voting interest, the VIE meets the definition of a business and the VIE’s assets can be used for general corporate purposes. The consolidated VIEs whose assets cannot be used for purposes other than for the settlement of the VIE’s obligations, or are not considered a business, were as follows:

(unaudited - millions of Canadian $)	September 30, 2025	December 31, 2024

ASSETS
Current Assets
Cash and cash equivalents	208	311
Accounts receivable	840	839
Inventories	213	205
Other current assets	100	121
	1,361	1,476
Plant, Property and Equipment	49,687	49,904
Equity Investments	977	865
Restricted Investments	1,157	950
Regulatory Assets	111	53
Goodwill	463	479
Other Long-Term Assets	98	59
	53,854	53,786
LIABILITIES
Current Liabilities
Notes Payable	174	—
Accounts payable and other	1,862	1,866
Accrued interest	212	202
Current portion of long-term debt	583	2,062
	2,831	4,130
Regulatory Liabilities	1,474	1,232
Other Long-Term Liabilities	67	70
Deferred Income Tax Liabilities	8	7
Long-Term Debt	12,799	12,387
	17,179	17,826

TC Energy Third Quarter 2025 | 87

Non-Consolidated VIEs
The carrying value of non-consolidated VIEs and the maximum exposure to loss as a result of the Company's involvement with these VIEs are as follows:

(unaudited - millions of Canadian $)	September 30, 2025	December 31, 2024

Balance Sheet Exposure
Equity investments
Bruce Power	7,585	7,043
Coastal GasLink	852	1,006
Other pipeline equity investments	159	160
Off-Balance Sheet Exposure[1]
Bruce Power	2,250	1,877
Coastal GasLink[2]	265	265
Other pipeline equity investments	—	2
Maximum Exposure to Loss	11,111	10,353
1 Includes maximum potential exposure to guarantees and future funding commitments.
2 TC Energy is contractually obligated to fund the capital costs to complete the Coastal GasLink pipeline by funding the remaining equity requirements of Coastal GasLink LP through incremental capacity on the subordinated loan agreement with Coastal GasLink LP until final costs are determined. In addition to the subordinated loan agreement, TC Energy has entered into an equity contribution agreement to fund a maximum of $37 million for its proportionate share of the equity requirements related to the Cedar Link project.
88 | TC Energy Third Quarter 2025